                                                                     EXHIBIT 4.4


                          PLEDGE AND SECURITY AGREEMENT

                          DATED AS OF DECEMBER 6, 2001

                                     BETWEEN




                         MAJESTIC INVESTOR HOLDINGS, LLC

                         MAJESTIC INVESTOR CAPITAL CORP.

                           BARDEN NEVADA GAMING, LLC,

                       BARDEN MISSISSIPPI GAMING, LLC AND

                          BARDEN COLORADO GAMING, LLC,
                                   AS DEBTORS


                                       AND



                              THE BANK OF NEW YORK,
                                AS SECURED PARTY

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
1.  DEFINITIONS                                                              1
    1.1  GENERAL DEFINITIONS...............................................  1
    1.2  DEFINITIONS; INTERPRETATION.......................................  7

2.  GRANT OF SECURITY                                                        8
    2.1  GRANT OF SECURITY.................................................  8
    2.2  CERTAIN LIMITED EXCLUSIONS........................................  9
    2.3  INTERCREDITOR AGREEMENT...........................................  9

3.  SECURITY FOR OBLIGATIONS.                                                9
    3.1  SECURITY FOR OBLIGATIONS..........................................  9
    3.2  OBLIGATIONS REMAIN................................................  9

4.  REPRESENTATIONS AND WARRANTIES AND COVENANTS.                           10
    4.1  GENERALLY......................................................... 10
    4.2  EQUIPMENT AND INVENTORY........................................... 13
    4.3  RECEIVABLES....................................................... 14
    4.4  INVESTMENT RELATED PROPERTY....................................... 14
    4.5  INTELLECTUAL PROPERTY............................................. 19
    4.6  COMMERCIAL TORT CLAIMS............................................ 23

5.  FURTHER ASSURANCES; ADDITIONAL DEBTORS.                                 23
    5.1  FURTHER ASSURANCES................................................ 24
    5.2  ADDITIONAL DEBTORS................................................ 24

6.  ATTORNEY-IN-FACT.                                                       24
    6.1  POWER OF ATTORNEY................................................. 24
    6.2  NO DUTY ON THE PART OF SECURED PARTY.............................. 25

7.  REMEDIES.                                                               26
    7.1  GENERALLY......................................................... 26
    7.2  APPLICATION OF PROCEEDS........................................... 28
    7.3  INVESTMENT RELATED PROPERTY....................................... 28
    7.4  INTELLECTUAL PROPERTY............................................. 28
    7.5  CASH PROCEEDS..................................................... 30
    7.6  REGULATORY MATTERS................................................ 30

8.  CONTINUING SECURITY INTEREST; TRANSFER OF NOTES.                        31

9.  STANDARD OF CARE; SECURED PARTY MAY PERFORM.                            31

10. INDEMNITY AND EXPENSES.                                                 31

11. MISCELLANEOUS.                                                          32
    11.1  NOTICES.......................................................... 32
    11.2  EXPENSES......................................................... 32
    11.3  AMENDMENTS AND WAIVERS........................................... 33



    11.4  SUCCESSORS AND ASSIGNS........................................... 33
    11.5  INDEPENDENCE OF COVENANTS........................................ 33
    11.6  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS........... 33
    11.7  NO WAIVER; REMEDIES CUMULATIVE................................... 33
    11.8  MARSHALING; PAYMENTS SET ASIDE................................... 33
    11.9  SEVERABILITY..................................................... 34
    11.10 HEADINGS......................................................... 34
    11.11 APPLICABLE LAW................................................... 34
    11.12 CONSENT TO JURISDICTION.......................................... 34
    11.13 WAIVER OF JURY TRIAL............................................. 34
    11.14 COUNTERPARTS..................................................... 35
    11.15 GAMING LAWS...................................................... 35
    11.16 EFFECTIVENESS.................................................... 35
    11.17 ENTIRE AGREEMENT................................................. 35
    11.18 INDENTURE CONTROLS............................................... 36
    11.19 TRUST INDENTURE ACT CONTROLS..................................... 36

SCHEDULE 4.1 - (A) FULL LEGAL NAME/JURISDICTION OF
                   ORGANIZATION/CHIEF EXECUTIVE OFFICE

               (B) OTHER NAMES

               (C) FINANCING STATEMENTS

SCHEDULE 4.2 - LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.4 - INVESTMENT RELATED PROPERTY

SCHEDULE 4.5 - INTELLECTUAL PROPERTY

SCHEDULE 4.6 - COMMERCIAL TORT CLAIMS

EXHIBIT A - FORM OF PLEDGE SUPPLEMENT

EXHIBIT B - FORM OF PLEDGE JOINDER

     This PLEDGE AND SECURITY AGREEMENT, dated as of December 6, 2001 (this "AGREEMENT"), among MAJESTIC INVESTOR HOLDINGS, LLC, a Delaware limited liability company ("COMPANY"), MAJESTIC INVESTOR CAPITAL CORP., a Delaware corporation (together with Company, "ISSUERS" and each an "ISSUER"), each of the undersigned Subsidiaries of Company (Issuers and such Subsidiaries, together with each Subsidiary that subsequently becomes a party hereto, each a "DEBTOR" and collectively, "DEBTORS"), and THE BANK OF NEW YORK (together with any successor Trustee pursuant to the terms of the Indenture, "SECURED PARTY"), acting in the capacity of collateral agent for the benefit of the holders of the Notes of Issuers issued under the Indenture referred to below.

                                R E C I T A L S:

     WHEREAS, reference is made to that certain Indenture, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the "INDENTURE"), by and among Issuers, the other Debtors party thereto and Secured Party.

     WHEREAS, in consideration of the extension of credit as set forth in the Indenture each Debtor has agreed to secure all obligations under the Indenture.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Debtor and Secured Party agree as follows:

1.   DEFINITIONS

     1.1 GENERAL DEFINITIONS. In this Agreement, the following terms shall have the following meanings:

          "ACCOUNT DEBTOR" shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

          "ACCOUNTS" shall mean all "accounts" as defined in Article 9 of the UCC.

          "AGREEMENT" shall have the meaning set forth in the preamble.

          "ADDITIONAL DEBTORS" shall mean those additional Persons that may become parties to this Agreement as additional Debtors, by executing a Pledge Joinder.

          "ASSIGNED AGREEMENTS" shall mean all agreements and contracts to which any Debtor is a party as of the date hereof, or to which each such Debtor becomes a party after the date hereof, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

          "CASH PROCEEDS" shall mean all proceeds of any Collateral received by any Debtor consisting of cash, checks and cash equivalents.

          "CHATTEL PAPER" shall mean all "chattel paper" as defined in Article 9 of the UCC, including, without limitation, "electronic chattel paper" or "tangible chattel paper", as each term is defined in Revised Article 9 of the UCC.

          "COLLATERAL" shall have the meaning set forth in Section 2.1.

          "COLLATERAL RECORDS" shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

          "COLLATERAL SUPPORT" shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

          "COMMERCIAL TORT CLAIMS" shall mean all "commercial tort claims" as defined in the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.6 (as such schedule may be amended or supplemented from time to time).

          "COMMODITIES ACCOUNTS" (i) shall mean all "commodity accounts" as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading "Commodities Accounts" (as such schedule may be amended or supplemented from time to time).

          "CONTROLLED FOREIGN CORPORATION" shall mean "controlled foreign corporation" as defined in the Tax Code.

          "COPYRIGHT LICENSES" shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Debtor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.5(B) (as such schedule may be amended or supplemented from time to time).

          "COPYRIGHTS" shall mean all United States, state and foreign copyrights, whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications therefor including, without limitation, the applications referred to in Schedule 4.5(A) (as such schedule may be amended or supplemented from time to time), all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

          "CREDIT FACILITY SECURED PARTY" shall mean the agent or any other Person acting on behalf and for the benefit of the lender(s) under the Credit Facility.

          "DEPOSIT ACCOUNTS" (i) shall mean all "deposit accounts" as defined in
Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading "Deposit Accounts" (as such schedule may be amended or supplemented from time to time).

          "DOCUMENTS" shall mean all "documents" as defined in Article 9 of the UCC.

          "EQUIPMENT" shall mean: (i) all "equipment" as defined in the UCC,
(ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC), (iii) slot machines, electronic gaming devices and related equipment and
(iv) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

          "GAMING SUBSIDIARY" shall mean Barden Nevada Gaming, LLC, a Nevada limited liability company; Barden Mississippi Gaming, LLC, a Mississippi limited liability company; Barden Colorado Gaming, LLC, a Colorado limited liability company, and together with any other Subsidiary of Company that holds a Gaming License.

          "GENERAL INTANGIBLES" (i) shall mean all "general intangibles" as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC) and exclude all Gaming Licenses held by a Debtor.

          "GOODS" (i) shall mean all "goods" as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

          "GOVERNMENTAL AUTHORITY" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States or foreign, including any Gaming Authority.

          "INDEMNITEE" shall mean Secured Party, and its and its Affiliates' officers, partners, directors, trustees, employees, agents.

          "INDENTURE" shall have the meaning set forth in the recitals hereto.

          "INDENTURE DOCUMENTS" shall mean the Indenture, the Notes, the Security Documents and the Registration Rights Agreement, and such other agreements, instruments and certificates executed and delivered (or issued) by Issuers or Debtors pursuant to the Indenture or any of the foregoing, as any or all of the same may be amended, restated, supplemented or otherwise modified from time to time.

          "INSTRUMENTS" shall mean all "instruments" as defined in Article 9 of the UCC.

          "INSURANCE" shall mean: (i) all insurance policies covering any or all of the Collateral (regardless of whether Secured Party is the loss payee thereof) and (ii) any key man life insurance policies.

          "INTELLECTUAL PROPERTY" shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

          "INVENTORY" shall mean: (i) all "inventory" as defined in the UCC and
(ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Debtor's business; all goods in which any Debtor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Debtor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

          "INVESTMENT RELATED PROPERTY" shall mean: (i) all "investment property" (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Securities Accounts, Commodities Accounts, the Deposit Accounts and certificates of deposit.

          "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole; (ii) the ability of any Debtor to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Debtor of an Indenture Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, Secured Party under any Indenture Document.

          "MONEY" shall mean "money" as defined in the UCC.

          "PATENT LICENSES" shall mean all agreements providing for the granting of any right in or to Patents (whether such Debtor is licensee or licensor thereunder) including, without limitation, each agreement referred to in
Schedule 4.5(D) (as such schedule may be amended or supplemented from time to time).

          "PATENTS" shall mean all United States, state and foreign patents and applications for letters patent throughout the world, including, but not limited to each patent and patent application referred to in Schedule 4.5(C) (as such schedule may be amended or supplemented from time to time), all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding thereto throughout the world, and all proceeds of the foregoing including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing.

          "PAYMENT INTANGIBLE" shall have the meaning specified in the UCC.

          "PLEDGED DEBT" shall mean all Indebtedness owed to such Debtor, including, without limitation, all Indebtedness described on Schedule 4.4 under the heading "Pledged Debt" (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

          "PLEDGED EQUITY INTERESTS" shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

          "PLEDGED LLC INTERESTS" shall mean all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 4.4 under the heading "Pledged LLC Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Debtor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests. Notwithstanding anything in the foregoing sentence to the contrary, "Pledged LLC Interests" shall not include any interests in any limited liability company that is classified as an Unrestricted Subsidiary under the Indenture.

          "PLEDGED PARTNERSHIP INTERESTS" shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on
Schedule 4.4 under the heading "Pledged Partnership Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Debtor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests. Notwithstanding anything in the foregoing sentence to the contrary, "Pledged Partnership Interests" shall not include any interests in any shares of capital stock in any general partnership, limited partnership, limited liability partnership or other partnership that is classified as an Unrestricted Subsidiary under the Indenture.

          "PLEDGED TRUST INTERESTS" shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 4.4 under the heading "Pledged Trust Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Debtor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests. Notwithstanding anything in the foregoing sentence to the contrary, "Pledged Trust Interests" shall not include any interests in any shares of capital stock in any Delaware business trust or other trust that is classified as an Unrestricted Subsidiary under the Indenture.

          "PLEDGED STOCK" shall mean all shares of capital stock owned by such Debtor, including, without limitation, all shares of capital stock described on
Schedule 4.4 under the heading "Pledged Stock" (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Debtor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares. Notwithstanding anything in the foregoing sentence to the contrary, "Pledged Stock" shall not include any interests in any shares of capital stock in any entity that is classified as an Unrestricted Subsidiary under the Indenture.

          "PLEDGE JOINDER" shall mean any joinder to this agreement in substantially the form of Exhibit B.

          "PLEDGE SUPPLEMENT" shall mean any supplement to this agreement in substantially the form of Exhibit A.

          "PROCEEDS" shall mean: (i) all "proceeds" as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and

(iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

          "RECEIVABLES" shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Debtors' rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

          "RECEIVABLES RECORDS" shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Debtor or any computer bureau or agent from time to time acting for Debtor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

          "RECORD" shall have the meaning specified in Article 9 of the UCC.

          "SECURED OBLIGATIONS" shall have the meaning specified in Section 3.1.

          "SECURED PARTY" shall have the meaning set forth in the preamble.

          "SECURITIES" shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "SECURITIES ACCOUNTS" (i) shall mean all "securities accounts" as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading "Securities Accounts" (as such schedule may be amended or supplemented from time to time).

          "SUPPORTING OBLIGATION" shall mean all "supporting obligations" as defined in the UCC.

          "TAX CODE" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

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          "TRADEMARK LICENSES" shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Debtor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.5(F) (as such schedule may be amended or supplemented from time to time).

          "TRADEMARKS" shall mean all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule 4.5(E) (as such schedule may be amended or supplemented from time to time), all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

          "TRADE SECRET LICENSES" shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Debtor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.5(G) (as such schedule may be amended or supplemented from time to time).

          "TRADE SECRETS" shall mean all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned by or used in, or contemplated at any time for use in, the business of such Debtor (all of the foregoing being collectively called a "Trade Secret"), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

          "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

     1.2 DEFINITIONS; INTERPRETATION. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture or, if not defined therein, in the UCC. References to "Sections," "Exhibits" and "Schedules" shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Indenture, the Indenture shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

2.   GRANT OF SECURITY

     2.1 GRANT OF SECURITY. Each Debtor hereby grants to Secured Party a security interest and continuing lien on all of such Debtor's right, title and interest in, to and under all property of such Debtor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, such Debtor's "COLLATERAL"):

          (i)    Accounts;

          (ii)   Chattel Paper;

          (iii)  Documents;

          (iv)   General Intangibles;

          (v)    Goods;

          (vi)   Instruments;

          (vii)  Insurance;

          (viii) Intellectual Property;

          (ix)   Investment Related Property;

          (x)    Money;

          (xi)   Receivables and Receivable Records;

          (xii)  Commercial Tort Claims;

          (xiii) all ships, boats, barges and vessels (whether under construction or completed), including, without limitation, the Fitzgeralds Tunica, U.S.C.G. Official Number
                 262757, and any and all masts, bowsprints, boilers, engines, sails, fittings, anchors, cables, chains, riggings, tackle, apparel, capstans, outfits, gears, appliances, fittings and spare and replacement parts and other appurtenances, accessories and additions, improvements and replacements thereto, whether on board or not on board, in or to any ship, boat, barge or vessel, and all stones, wood, steel and other materials used or to be used in the building, construction, repair, renovation, refurbishment or otherwise with respect to improvements or ships, boats, barges or vessels;

          (xiv) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

          (xv) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

     2.2 CERTAIN LIMITED EXCLUSIONS. Notwithstanding anything herein to the contrary, in no event shall the Collateral include any Excluded Assets.

     2.3 INTERCREDITOR AGREEMENT. Notwithstanding anything herein to the contrary, the relative rights and remedies of Secured Party hereunder and the Credit Facility Secured Party shall be subject to and governed by the terms of the Intercreditor Agreement at any time the Intercreditor Agreement is in effect. In the event of any inconsistency between the terms hereof and the Intercreditor Agreement, the Intercreditor Agreement shall control at any time the Intercreditor Agreement is in effect.

3.   SECURITY FOR OBLIGATIONS.

     3.1 SECURITY FOR OBLIGATIONS. With respect to each Debtor, this Agreement secures, and the Collateral granted by such Debtor is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss.362(a) (and any successor provision thereof)), of all Obligations of such Debtor under the Indenture Documents (the "SECURED OBLIGATIONS").

     3.2 OBLIGATIONS REMAIN.

          (a) Anything contained herein to the contrary notwithstanding:

              (i) each Debtor shall remain liable under any partnership agreement or limited liability company agreement relating to any Pledged Partnership Interest or Pledged LLC Interest, any Assigned Agreement and/or any other contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed;

              (ii) the exercise by Secured Party of any of its rights hereunder shall not release any Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral; and

              (iii) Secured Party shall not have any obligation or liability under any partnership agreement or limited liability company agreement relating to any Pledged Partnership Interests or Pledged LLC Interests, any Assigned Agreement or any other contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party, be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

          (b) Neither Secured Party nor any purchaser at a foreclosure sale under this Agreement shall be obligated to assume any obligation or liability under any partnership agreement or limited liability company agreement relating to any Pledged Partnership Interests or Pledged LLC Interests, any Assigned Agreement or any other contracts and agreements included in the Collateral.

4.   REPRESENTATIONS AND WARRANTIES AND COVENANTS.

     4.1 GENERALLY.

          (a) Representations and Warranties. Each Debtor hereby represents and warrants that:

              (i) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, rights or claims of all other Persons other than Permitted Liens, including, without limitation, liens arising as a result of such Debtor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person;

              (ii) it has indicated on Schedule 4.1(A) (as such schedule may be amended or supplemented from time to time): (x) the type of organization of such Debtor, (y) the jurisdiction of organization of such Debtor and (z) the jurisdiction where the chief executive office or its sole place of business is, and for the lesser of the one-year period preceding the date hereof or the period since its formation or incorporation, as applicable, has been, located;

              (iii)  the full legal name of such Debtor is as set forth on
                     Schedule 4.1(A) and it has not done in the lesser of the five-year period preceding the date hereof or the period since its formation or incorporation, as applicable, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);

              (iv) such Debtor has not within the lesser of the five-year period preceding the date hereof or the period since its formation or incorporation, as applicable, become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated;

              (v) upon the filing of all UCC financing statements naming each Debtor as "debtor" and Secured Party as "Secured Party" and describing the Collateral in the filing offices set forth opposite such Debtor's name on Schedule 4.1(C) hereof (as such schedule may be amended or supplemented from time to time) and, to the extent not subject to Article 9 of the UCC, upon the recordation of the security interest granted hereunder in Trademarks and Copyrights in the applicable patent, trademark and copyright registries (including the United states Patent and Trademark Office and the United States Copyright Office), the registration of all unregistered Copyrights and other filings delivered by each Debtor, and the execution of the agreements referred to in
                     Section 4.4(c), security interests granted to Secured Party hereunder constitute valid and perfected Liens (subject in the case of priority only to Permitted Liens);

              (vi) all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by Secured Party of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained except to the extent any consents or approvals are required under applicable Gaming Laws, the Intercreditor Agreement or any Intellectual Property license, contract or agreement;

              (vii) other than the financing statements filed in favor of Secured Party, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to Secured Party for filing and (y) financing statements filed in connection with Permitted Liens;

              (viii) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Debtor of the Liens purported to be created in favor of Secured Party hereunder or (ii) the exercise by Secured Party of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (v) above, (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities and (C) to the extent any consents or approvals are required under applicable Gaming Laws, the Intercreditor Agreement or any Intellectual Property license, contract or agreement;

              (ix) all information supplied by any Debtor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects; and

              (x) none of the Collateral constitutes, or is the Proceeds of, "farm products" (as defined in the UCC).

          (b) Covenants and Agreements. Each Debtor hereby covenants and agrees that:

              (i) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Debtor shall defend the Collateral against all Persons at any time claiming any interest therein;

              (ii) it shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

              (iii) it shall not change such Debtor's name, identity, corporate structure, sole place of business, chief executive office or jurisdiction of organization or establish any trade names unless it shall have (a) notified Secured Party in writing, by executing and delivering to Secured Party a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least thirty (30) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business, chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as Secured Party may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity and perfection of Secured Party's security interest in the Collateral intended to be granted and agreed to hereby;

              (iv) it shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided, such Debtor shall in any event pay such taxes, assessments, charges, levies or claims not later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Debtor or any of the Collateral as a result of the failure to make such payment;

              (v) upon such Debtor or any officer of such Debtor obtaining knowledge thereof, it shall promptly notify Secured Party in writing of any event that may materially and adversely affect the value of the Collateral (other than Pledged Equity Interests) or any portion thereof, the ability of any Debtor or Secured Party to dispose of the Collateral or any portion thereof, or the rights and remedies of Secured Party in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof; and

              (vi) it shall use commercially reasonable efforts to deliver to Secured Party landlord consents, to the extent it occupies and has business activities on any premises as a lessee under a lease, executed by the landlord in respect of such lease the effect of which would subordinate the claims of such landlord to the Liens created under this Agreement and enable Secured Party to access such premises without delay for the purpose of enforcing such Liens.

     4.2 EQUIPMENT AND INVENTORY.

          (a) Representations and Warranties. Each Debtor represents and warrants, on the Issue Date, that all of the Equipment and Inventory included in the Collateral is kept only at the locations specified in Schedule 4.2.

          (b)  Covenants and Agreements. Each Debtor covenants and agrees that:

              (i) it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or Secured Party or the Credit Facility Secured Party or any other holder or representative of a holder of a Permitted Lien; and

              (ii) if any Equipment or Inventory is in possession or control of any third party, it shall join with Secured Party in notifying the third party of Secured Party's security interest and use its reasonable efforts in obtaining an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of Secured Party and other holders of Permitted Liens.

     4.3 RECEIVABLES. Covenants and Agreements: Each Debtor hereby covenants and agrees that:

          (a) it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables, including, but not limited to, the originals of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;

          (b) it shall mark conspicuously, in form and manner reasonably satisfactory to Secured Party, all Chattel Paper, Instruments and other evidence of Receivables (other than any delivered to Secured Party as provided herein), as well as the Receivables Records with an appropriate reference to the fact that Secured Party has a security interest therein;

          (c) other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in Section 4.3(e) below, following an Event of Default, such Debtor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;

          (d) except as otherwise provided in this subsection, it shall continue to collect all amounts due or to become due to such Debtor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense; and

          (e) it shall use reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.

     4.4 INVESTMENT RELATED PROPERTY.

          (a) Representations and Warranties. Each Debtor hereby represents and warrants that:

              (i) Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the headings "Pledged Stock, "Pledged LLC Interests," "Pledged Partnership Interests" and "Pledged Trust Interests," respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Debtor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

              (ii) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens;

              (iii) without limiting the generality of Section 4.1(a)(v), no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation or perfection of the security interest of Secured Party in any Pledged Equity Interests or (other than approvals required by applicable Gaming Laws) the exercise by Secured Party of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof;

              (iv) as of the Issue Date, none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that are: (a) registered as investment companies or
                     (b) are dealt in or traded on securities exchanges or markets;

              (v) Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the heading "Pledged Debt" all of the Pledged Debt owned by any Debtor and, as of the Issue Date, all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default and constitutes all of the issued and outstanding inter-company Indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Debtor;

              (vi) Schedule 4.4 sets forth under the headings "Securities Accounts" and "Commodities Accounts," respectively, all of the Securities Accounts and Commodities Accounts in which the each Debtor has an interest. Each Debtor is the sole entitlement holder of each such Securities Account and Commodities Account, and such Debtor has not consented to, and is not otherwise aware of, any Person having "control" (as defined in Section 9-115(e) of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto (other than the Credit Facility Secured Party);

              (vii) Schedule 4.4 sets forth under the heading "Deposit Accounts" all of the Deposit Accounts in which each Debtor has an interest and each Debtor is the sole account holder of each such Deposit Account and such Debtor has not consented to, and is not otherwise aware of, any Person (other than Credit Facility Secured Party pursuant to the terms of the Intercreditor Agreement to the extent then in effect) having either sole dominion and control or "control" (within the meaning of Section 9-104 of Revised
                     Article 9) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

              (viii) each Debtor has taken all actions necessary or desirable, including those specified in Section 4.4(c), to: (a) establish Secured Party's "control" (within the meaning of Section 9-106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts or Securities Entitlements; (b) establish Secured Party's "control" (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts; and (d) to deliver all Instruments to Secured Party or Credit Facility Secured Party pursuant to the terms of the Intercreditor Agreement to the extent then in effect.

          (b) Covenants and Agreements. Each Debtor hereby covenants and agrees that:

              (i)    it shall not vote to enable or take any other action to:
                     (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of such Debtor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of Secured Party's security interest, (b) other than as permitted under the Indenture, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets,
                     (c) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt, or (d) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause
                     (d), such Debtor shall promptly notify Secured Party in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish Secured Party's "control" thereof;

              (ii) in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to Secured Party a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of Secured Party shall attach to all Investment Related Property immediately upon any Debtor's acquisition of rights therein and shall not be affected by the failure of any Debtor to deliver a supplement to Schedule 4.4 as required hereby;

              (iii) except as provided in the next sentence, in the event such Debtor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Debtor shall immediately take all steps, if any, necessary or advisable to ensure the validity and perfection, priority and, if applicable, control of Secured Party over such Investment Related Property (including, without limitation, delivery thereof to Secured Party or Credit Facility Secured Party pursuant to the terms of the Intercreditor

                     Agreement to the extent then in effect) and pending any such action such Debtor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of Secured Party and shall be segregated from all other property of such Debtor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, Secured Party authorizes each Debtor to retain all ordinary cash dividends and distributions paid in the normal course of business and all scheduled payments of interest;

              (iv) it shall comply with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its rights with respect to any Investment Related Property;

              (v) it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, and (ii) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent company; provided that if the surviving or resulting company upon any such merger or consolidation involving an issuer which is a Controlled Foreign Corporation, then such Debtor shall only be required to pledge equity interests in accordance with
                     Section 2.2; and

              (vi) each Debtor consents to the grant by each other Debtor of a security interest in all Investment Related Property to Secured Party.

          (c) Delivery and Control. Each Debtor agrees that (i) with respect to any Investment Related Property (other than Deposit Accounts) in which it has rights as of the Closing Date it shall comply with the provisions of this
Section 4.4(c) on or before the Closing Date; (ii) with respect to any Deposit Accounts in which it has rights as of the Closing Date it shall comply with the provisions of this Section 4.4(c) no later than 40 days after the Closing Date; and (iii) with respect to any Investment Related Property hereafter acquired by such Debtor it shall comply with the provisions of this Section 4.4(c) immediately upon acquiring rights therein, in each case in form and substance satisfactory to Secured Party. With respect to any Investment Related Property that is now or hereafter represented by a certificate or that is an "instrument" (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to the Credit Facility Secured Party (in accordance with the terms of the Intercreditor Agreement to the extent then in effect), indorsed in blank by an "effective indorsement" (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a "certificated security" for purposes of the UCC. In the event that at any time after the date of this Agreement any Pledged LLC Interest or Pledged

Partnership Interest is (i) dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security or
(iv) is held in a securities account, the applicable Debtor will immediately notify Secured Party in writing of such event, and will immediately execute such documents, and do such other acts or things deemed appropriate by Secured Party to deliver to Secured Party (subject to the terms of the Intercreditor Agreement to the extent then in effect) control (within the meaning of Article 8 of the
UCC) of the Pledged LLC Interest or Pledged Partnership Interest, as applicable. Each Debtor represents and warrants that none of the events described in clauses
(i), (ii), (iii) or (iv) above has occurred and is existing as of the date of this Agreement. No Debtor will contest in any manner the perfection or priority of Secured Party's lien on any Pledged LLC Interest or any Pledged Partnership Interest. With respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement in form and substance satisfactory to Secured Party pursuant to which it shall, subject to the Intercreditor Agreement to the extent then in effect, agree to comply with Secured Party's "entitlement orders" without further consent by such Debtor. With respect to any Investment Related Property that is a "Deposit Account," it shall cause the depositary institution maintaining such account to enter into an agreement in form and substance satisfactory to Secured Party, pursuant to which Secured Party, subject to the terms of the Intercreditor Agreement to the extent then in effect, shall have both dominion and control over such Deposit Account (within the meaning of the common law) and "control" (as defined in Section 9-104 of Revised Article 9) over such Deposit Account. In addition to the foregoing, if any issuer of any Investment Related Property is located in a jurisdiction outside of the United States, each Debtor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer's jurisdiction to insure the validity, perfection and priority of the security interest of Secured Party. Upon the occurrence of an Event of Default, subject to the terms of the Intercreditor Agreement to the extent then in effect, any applicable Gaming Laws and other applicable laws (including, without limitation, Liquor Laws) and Section 7 hereof, Secured Party shall have the right to have all or any portion of the Pledged LLC Interests and the Pledged Partnership Interests registered in its name or the name of a nominee or agent on the books of the Company, to the extent necessary to enforce its rights to receive distributions with respect thereto or vote such Pledged LLC Interests and Pledged Partnership Interests; provided that no such registration shall constitute a transfer of ownership and no Debtor shall be deemed to have waived its rights under Section 9-610 of the UCC to have the Pledged LLC Interests and the Pledged Partnership Interests sold in a public sale. In addition, Secured Party (subject to and in accordance with the terms of the Intercreditor Agreement to the extent then in effect) shall have the right at any time, without notice to any Debtor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

          (d) Voting and Distributions.

              (i) So long as no Event of Default shall have occurred and be continuing, subject to applicable Gaming Laws:

                     (A) each Debtor shall be entitled to exercise or refrain
                         from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Indenture; and

                     (B) Secured Party shall promptly execute and deliver (or
                         cause to be executed and delivered) to each Debtor all proxies, and other instruments as such Debtor may from time to time reasonably request for the purpose of enabling such Debtor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (A) above; and

              (ii) Upon the occurrence and during the continuation of an Event of Default subject to Section 7.6(a), applicable Gaming Laws and the terms of the Intercreditor Agreement, to the extent then in effect:

                     (A) all rights of each Debtor to exercise or refrain from
                         exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights; and

                     (B) in order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Debtor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all proxies, dividend payment orders and other instruments as necessary or as Secured Party may from time to time reasonably request and (2) each Debtor acknowledges that Secured Party may utilize the power of attorney set forth in Section 6.

     4.5 INTELLECTUAL PROPERTY.

          (a) Representations and Warranties. Except as disclosed in Schedule 4.5(H) (as such schedule may be amended or supplemented from time to time), each Debtor hereby represents and warrants, on the Issue Date, that:

              (i) Schedule 4.5 sets forth a true and complete list of (i) all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Debtor and material to the business of such Debtor
                     (ii) all Patent Licenses, Trademark Licenses and Copyright Licenses material to the business of such Debtor;

              (ii) it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property on
                     Schedule 4.5 (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use all other Intellectual

                     Property used in or necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for Permitted Liens and the licenses set forth on
                     Schedule 4.5(B), (D), (F) and (G) (as each may be amended or supplemented from time to time);

              (iii) all Intellectual Property material to the business of each Debtor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and each Debtor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Intellectual Property material to the business of such Debtor in full force and effect;

              (iv) all Intellectual Property material to the business of each Debtor is valid and enforceable; no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Debtor's right to register, or such Debtor's rights to own or use, any Intellectual Property material to the business of such Debtor and no such action or proceeding is pending or, to the best of such Debtor's knowledge, threatened;

              (v) all registrations and applications for Copyrights, Patents and Trademarks material to the business of such Debtor are standing in the name of each Debtor, and none of the Trademarks, Patents, Copyrights or Trade Secret Collateral has been licensed by any Debtor to any affiliate or third party, except as disclosed in Schedule 4.5(B), (D), (F), or
                     (G);

              (vi) each Debtor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights material to the business of such Debtor;

              (vii) each Debtor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademark Collateral and has taken all action necessary to ensure that all licensees of the Trademark Collateral owned by such Debtor use such adequate standards of quality;

              (viii) to the best of such Debtor's knowledge, the conduct of such
                     Debtor's business does not infringe upon any trademark, patent, copyright, trade secret or similar intellectual property right owned or controlled by a third party; as of the date hereof, to the best of such Debtor's knowledge, no claim has been made that the use of any Intellectual Property owned or used by Debtor (or any of its respective licensees) violates the asserted rights of any third party;

              (ix) to the best of such Debtor's knowledge, no third party is infringing upon any Intellectual Property owned or used by such Debtor, or any of its respective licensees;

              (x) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Debtor or to which any Debtor is bound that adversely affects such Debtor's rights to own or use any Intellectual Property material to the business of such Debtor; and

              (xi) each Debtor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement of any Intellectual Property material to the business of such Debtor that has not been terminated or released. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of such Intellectual Property, other than Permitted Liens and a security interest in favor of Secured Party.

          (b) Covenants and Agreements. Each Debtor hereby covenants and agrees as follows:

              (i) it shall not do any act or omit to do any act whereby any of the Intellectual Property which is material to the business of Debtor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

              (ii) it shall not, with respect to any Trademarks which are material to the business of any Debtor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Debtor shall take all steps necessary to insure that licensees of such Trademarks use such consistent standards of quality;

              (iii) it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Debtor and material to its business which is now or shall become included in the Intellectual Property (except for such works with respect to which such Debtor has determined in the exercise of its commercially reasonable judgment that it shall not seek registration) including, but not limited to, those items on

                     Schedule 4.5(A), (C) and (E) (as each may be amended or supplemented from time to time);

              (iv) in the event that any Intellectual Property owned by or exclusively licensed to any Debtor that is material to such Debtor's business is infringed, misappropriated, or diluted by a third party, such Debtor shall promptly take all reasonable actions to stop such infringement, misappropriation, or dilution and protect its exclusive rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

              (v) it shall promptly following the time it obtains knowledge thereof report to Secured Party (i) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Debtor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any Intellectual Property by any such office, in each case by executing and delivering to Secured Party a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto;

              (vi) it shall, promptly execute and deliver to Secured Party any document required to acknowledge, confirm, register, record, or perfect Secured Party's interest in any part of the Intellectual Property, whether now owned or hereafter acquired;

              (vii) except as permitted under the Indenture, no Debtor shall execute, and there will not be on file in any public office, any financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of Secured Party and the Credit Facility Secured Party, and no Debtor shall sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the Intellectual Property, except for the Lien created by and under this Security Agreement and the other Loan Documents and the Lien in favor of the Credit Facility Secured Party;

              (viii) it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Debtor's rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;

              (ix) it shall use proper statutory notice in connection with its use of any of the Intellectual Property; and

              (x) it shall continue to collect, at its own expense, all amounts due or to become due to such Debtor in respect of the Intellectual Property or any portion thereof. In connection with such collections, each Debtor may take such action as such Debtor may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, Secured Party shall have the right at any time, to notify, or require any Debtor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

     4.6 COMMERCIAL TORT CLAIMS.

          (a) Representations and Warranties. Each Debtor hereby represents and warrants, on the Issue Date, that Schedule 4.6 sets forth all Commercial Tort Claims of each Debtor; and

          (b) Covenants and Agreements. Each Debtor hereby covenants and agrees that with respect to any Commercial Tort Claim hereafter arising it shall deliver to Secured Party a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

5.   FURTHER ASSURANCES; ADDITIONAL DEBTORS.

     5.1 FURTHER ASSURANCES.

          (a) Each Debtor agrees that from time to time, at the expense of such Debtor, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Debtor shall:

              (i) execute and file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, in order to perfect and preserve the security interests granted or purported to be granted hereby;

              (ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing;

              (iii) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party; and

              (iv) appear in and defend any action or proceeding that may affect such Debtor's title to or Secured Party's security interest in all or any part of the Collateral.

          (b) Each Debtor hereby authorizes Secured Party to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as are necessary or advisable to perfect the security interest granted to Secured Party herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Secured Party herein. Each Debtor shall furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, all in reasonable detail.

          (c) Each Debtor hereby authorizes Secured Party to modify this Agreement after obtaining such Debtor's approval of or signature to such modification by amending Schedule 4.5 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Debtor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Debtor no longer has or claims any right, title or interest.

     5.2 ADDITIONAL DEBTORS. From time to time subsequent to the date hereof, additional Guarantors may become Additional Debtors pursuant to the terms of the Indenture, by executing a Pledge Joinder substantially in the form attached hereto as Exhibit B. Upon delivery of any such counterpart agreement to Secured Party, notice of which is hereby waived by Debtors, (a) each Additional Debtor shall be a Debtor and shall be as fully a party hereto as if Additional Debtor were an original signatory hereto and (b) the supplemental schedules thereto shall be incorporated into and become a part of and supplement the respective schedules to this Agreement; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement. Each Debtor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Debtor hereunder, nor by any election of Secured Party not to cause any Subsidiary of Company to become an Additional Debtor hereunder. This Agreement shall be fully effective as to any Debtor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Debtor hereunder.

6.   ATTORNEY-IN-FACT.

     6.1 POWER OF ATTORNEY. Each Debtor hereby irrevocably appoints Secured Party (such appointment being coupled with an interest) as such Debtor's attorney-in-fact, with full authority in the place and stead of such Debtor and in the name of such Debtor, Secured Party or the Credit Facility Secured Party, from time to time in its discretion to take any action and to execute any instrument that it may deem reasonably necessary or advisable to accomplish the purposes of this Agreement (subject to the Intercreditor Agreement to the extent then in effect), including, without limitation, the following:

          (a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Debtor pursuant to the Indenture;

          (b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

          (c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above, subject in all respects to the rights of any lender under the Credit Facility to receive, endorse and collect the same;

          (d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

          (e) to prepare and file any UCC financing statements against such Debtor as debtor;

          (f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Debtor as assignor;

          (g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same, any such payments made by Secured Party to become obligations of such Debtor to Secured Party, due and payable immediately without demand; and

          (h) upon the occurrence and during the continuance of any Event of Default and subject to the provisions of the UCC, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and such Debtor's expense, at any time or from time to time, all acts and things necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Debtor might do.

     6.2 NO DUTY ON THE PART OF SECURED PARTY. The powers conferred on Secured Party hereunder are solely to protect the interests of Secured Party in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers. Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Debtor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.   REMEDIES.

     7.1 GENERALLY.

          (a) If any Event of Default shall have occurred and be continuing, subject to applicable Gaming Laws, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of Secured Party on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

              (i) require any Debtor to, and each Debtor hereby agrees that it shall at its expense and promptly upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties;

              (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

              (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate;

              (iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable; and

              (v) subject to the terms of the Intercreditor Agreement, apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of Secured Party.

          (b) Secured Party may be a purchaser of any or all of the Collateral at any public or private (to the extent permitted by applicable law, including any applicable Gaming Law) sale in accordance with the UCC and Secured Party, as Secured Party for and representative of the Holders, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Debtor, and each Debtor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Debtor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Debtor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Debtor agrees that it would not be commercially unreasonable for Secured Party to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Debtor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, each Debtor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency. Each Debtor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Debtor, and such Debtor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of Secured Party hereunder.

          (c) Secured Party may sell the Collateral without giving any warranties as to the Collateral. Secured Party may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral.

          (d) If Secured Party sells any of the Collateral on credit, the Secured Obligations will be credited only with payments actually made by the purchaser and received by Secured Party and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Secured Party may resell the Collateral, subject to applicable Gaming Laws.

          (e) Secured Party shall have no obligation to marshall any of the Collateral.

          (f) All amounts and proceeds (including checks and other instruments) received by any Debtor in respect of amounts due to such Debtor in respect of the Collateral or any portion thereof following the occurrence and during the continuance of an Event of Default shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Debtor and shall be forthwith paid over or delivered (subject to the Intercreditor Agreement to the extent then in effect) to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.5 following the occurrence and during the continuance of an Event of Default. Upon demand from Secured Party, Debtors shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

     7.2 APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all advances made by Secured Party hereunder for the account of the applicable Debtor, and to the payment of all costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder or under the Indenture, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Holders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Debtor or to whosoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

     7.3 INVESTMENT RELATED PROPERTY. Each Debtor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof and to comply with applicable Gaming Laws. Each Debtor acknowledges that any such sale may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities
Act) and each Debtor agrees that any such sale shall not be deemed to have not been made in a commercially reasonable manner by reason of such circumstances and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Secured Party determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Debtor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the number and nature of interests, shares or other instruments included in the Investment Related Property which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

     7.4  INTELLECTUAL PROPERTY.

          (a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreement to the extent then in effect:

              (i) Secured Party shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Debtor, Secured Party or otherwise, in Secured Party's sole discretion, to enforce any Intellectual Property which is material to any Debtor's business, in which event such Debtor shall, at the request of Secured Party, do any and all lawful acts and execute any and all documents required by Secured Party in aid of such enforcement and such Debtor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in Section 10 hereof in connection with the exercise of its rights under this Section, and, to the extent that Secured Party shall elect not to bring suit to enforce any Intellectual Property which is material to any Debtor's business as provided in this Section, each Debtor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any such Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement;

              (ii) upon written demand from Secured Party, each Debtor shall grant, assign, convey or otherwise transfer to Secured Party all of such Debtor's right, title and interest in and to the Intellectual Property and shall execute and deliver to Secured Party such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

              (iii) each Debtor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property; and

              (iv) Secured Party shall have the right to notify, or require each Debtor to notify, any obligors with respect to amounts due or to become due to such Debtor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of such Debtor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Debtor might have done.

          (b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing,
(ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to Secured Party of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Debtor, Secured Party shall promptly execute and deliver to such Debtor, at such Debtor's sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Debtor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party; provided, after giving effect to such reassignment, Secured Party's security interest granted pursuant hereto, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any Liens granted by or on behalf of Secured Party.

          (c) Solely for the purpose of enabling Secured Party to exercise rights and remedies under this Section 7 and at such time as Secured Party shall be lawfully entitled to exercise such rights and remedies, each Debtor hereby grants to Secured Party, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Debtor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Debtor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Debtor, and wherever the same may be located.

     7.5 CASH PROCEEDS. In addition to the rights of Secured Party specified in
Section 4.3 with respect to payments of Receivables, Cash Proceeds shall be held by such Debtor in trust for Secured Party, segregated from other funds of such Debtor, and shall, forthwith upon receipt by such Debtor, unless otherwise provided pursuant to Section 4.4, be turned over to Secured Party in the exact form received by such Debtor (duly indorsed by such Debtor to Secured Party, if required). Any Cash Proceeds received by Secured Party (whether from a Debtor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be held by Secured Party for the ratable benefit of the Holders, as collateral security for the Secured Obligations (whether matured or unmatured) and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of Secured Party, (A) be held by Secured Party for the ratable benefit of the Holders, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by Secured Party against the Secured Obligations then due and owing.

     7.6 REGULATORY MATTERS. Secured Party acknowledges and agrees that:

          (a) In the event that, upon the occurrence and during the continuance of an Event of Default, Secured Party exercises any of the voting and consensual rights afforded under this Agreement, or one or more of the remedies set forth in Section 7 of this Agreement, including but not limited to (i) re-registration of the Pledged Equity Interests in respect of a Gaming Subsidiary or (ii) foreclosure, transfer or other enforcement of security interests in the Pledged Equity Interests, pursuant to applicable Gaming Laws, such exercise of remedies shall require the separate and prior approval of the applicable Gaming Authorities and/or licensing of Secured Party (unless such licensing requirement is waived by such Gaming Authorities upon application of Secured Party) pursuant to applicable Gaming Laws.

          (b) The approval of the applicable Gaming Authorities of this Agreement shall not act or be construed as the approval, either express or implied, for Secured Party to take any actions or steps provided for in this Agreement for which prior approval of such Gaming Authority is required, without first obtaining such prior and separate approval of the Gaming Authorities to the extent then required by applicable law.

          (c) To the extent Secured Party takes possession of the certificates or instruments representing or evidencing the Pledged Equity Interests of Barden Nevada Gaming, LLC, Secured Party shall be required to maintain such Pledged Equity Interests within the State of Nevada at all times at a location designated to the Nevada Board, and shall make such certificates or instruments representing or evidencing such Pledged Equity Interests available for inspection by agents or employees of the Nevada Board immediately upon request during normal business hours.

8.   CONTINUING SECURITY INTEREST; TRANSFER OF NOTES.

     This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, be binding upon each Debtor, its successors and assigns (except to the extent otherwise provided in the Indenture), and inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Indenture, any Holder may assign or otherwise transfer any Note held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Holders herein or otherwise. Upon the payment in full of all Secured Obligations, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral granted hereunder shall revert to Debtors. Upon any such termination Secured Party shall, at Debtors' expense and upon documents provided by it, execute and deliver to Debtors such documents as Debtors shall reasonably request to evidence such termination.

9.   STANDARD OF CARE; SECURED PARTY MAY PERFORM.

     The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property. Neither Secured Party nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Debtor or otherwise. If any Debtor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by each Debtor under
Section 11.2 hereof.

10.  INDEMNITY AND EXPENSES.

          (a) Each Debtor agrees:

              (i) to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless each Indemnitee, from and against any and all claims, losses, damages, expenses (including reasonable legal fees and expenses) and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including without limitation enforcement of this Agreement), except to the extent such claims, losses or liabilities result from such Indemnitee's own gross negligence or willful misconduct as finally and unappeallably determined by a court of competent jurisdiction; and

              (ii) to pay to Secured Party promptly following written demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents in accordance with the terms and conditions of the Indenture.

          (b) The obligations of each Debtor in this Section 10 shall survive the termination of this Agreement and the discharge of such Debtor's other obligations under this Agreement and the Indenture.

11.  MISCELLANEOUS.

     11.1 NOTICES. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Debtor or Secured Party, shall be sent to such Person's address as set forth in the Indenture. Each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Secured Party shall be effective until received by Secured Party.

     11.2 EXPENSES. Debtors agree to pay promptly all the costs and expenses of preparation of the Collateral Agreements and any consents, amendments, waivers or other modifications thereto; all the costs of furnishing all opinions by counsel for Debtors; the reasonable fees, expenses and disbursements of counsel to Secured Party (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Collateral Agreements and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Debtors; all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Secured Party, for the benefit of Holders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Secured Party and of counsel providing any opinions in respect of the Collateral or the Liens created pursuant to the Collateral Agreements; all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Secured Party and its counsel) in connection with the custody or preservation of any of the Collateral; and after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Secured Party in enforcing any Secured Obligations of or in collecting any payments due from any Debtor hereunder or under the other Indenture Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or pursuant to any insolvency or bankruptcy cases or proceedings.

     11.3 AMENDMENTS AND WAIVERS.

          (a) Secured Party's Consent. Subject to Section 11.3(b) and 11.3(c) and the terms of the Indenture, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Debtor therefrom, shall in any event be effective without the written concurrence of Secured Party.

          (b) Other Consents. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Debtor therefrom, shall amend, modify, terminate or waive any provision herein as the same applies to Secured Party without the consent of Secured Party except as provided in accordance with the Indenture.

          (c) Waiver. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Debtor in any case shall entitle any Debtor to any other or further notice or demand in similar or other circumstances.

     11.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns including all persons who become bound as debtor to this Agreement. No Debtor shall, except as permitted under the Indenture, assign any right, duty or obligation hereunder.

     11.5 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     11.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements made herein shall survive the execution and delivery hereof. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Debtor set forth in Sections 10 and 11.2 shall survive the payment of the Obligations under the Indenture and the termination hereof.

     11.7 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder or under any other Indenture Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights, powers and remedies existing under this Agreement and the other Indenture Documents are cumulative, and not exclusive of, any rights or remedies otherwise available. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     11.8 MARSHALING; PAYMENTS SET ASIDE. Secured Party shall not be under any obligation to marshal any assets in favor of any Debtor or any other Person or against or in payment of any or all of the Secured Obligations.

     11.9 SEVERABILITY. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     11.10 HEADINGS. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

     11.11 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

     11.12 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY DEBTOR ARISING OUT OF OR RELATING HERETO OR ANY OTHER INDENTURE DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH DEBTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE DEBTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH
SECTION 11.1; AGREES THAT SERVICE AS PROVIDED ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE DEBTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND AGREES SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY DEBTOR IN THE COURTS OF ANY OTHER JURISDICTION.

     11.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS

FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.13 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     11.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     11.15 GAMING LAWS AND LIQUOR LAWS.

          (a) Secured Party acknowledges, understands and agrees that the Gaming Laws and Liquor Laws may impose certain licensing or transaction approval requirements prior to the exercise of the rights and remedies granted to it under this Agreement with respect to the Collateral subject to the Gaming Laws and Liquor Laws.

          (b) If any consent under the Gaming Laws or Liquor Laws is required in connection with the taking of any of the actions which may be taken by Secured Party in the exercise of its rights hereunder, then each Debtor agrees to use its best efforts to secure such consent and to cooperate with Secured Party in obtaining any such consent. Upon the occurrence and during the continuation of any Event of Default, each Debtor shall promptly execute and/or cause the execution of all applications, certificates, instruments, and other documents and papers that Secured Party may be required to file in order to obtain any necessary approvals under the Gaming Laws or Liquor Laws, and if such Debtor fails or refuses to execute such documents, Secured Party or the clerk of the court with jurisdiction may execute such documents on behalf of such Debtor.

          (c) Notwithstanding any other provision of this Agreement to the contrary other than as set forth in Section 7.6, nothing in this Agreement shall
(i) effect any transfer of any ownership interest in a Debtor or (ii) effect any transfer, sale, purchase, lease or hypothecation of, or any borrowing or loaning of money against, or any establishment of any voting trust agreement or other similar agreement with respect to any certificate of suitability or any owner's license heretofore or hereafter issued to any person, including any Debtor, under any of the Gaming Laws or Liquor Laws.

     11.16 EFFECTIVENESS. Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Secured Party of written or telephonic notification of such execution and authorization of delivery thereof.

     11.17 ENTIRE AGREEMENT. This Agreement and the other Indenture Documents embody the entire agreement and understanding between Debtors and Secured Party and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Indenture Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

     11.18 INDENTURE CONTROLS. All terms, covenants, conditions, provisions and requirements of the Indenture, including without limitation Article 7, are incorporated by reference in this Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Indenture, including, without limitation, any conflicts or inconsistencies in any definitions herein or therein, the provisions or definitions of the Indenture shall govern.

     11.19 TRUST INDENTURE ACT CONTROLS. If any provision of this Agreement limits, qualifies or conflicts with the duties imposed by the Trust Indenture Act of 1939 as in effect on the date of this Agreement, the imposed duties shall control.

     IN WITNESS WHEREOF, each Debtor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                              MAJESTIC INVESTOR HOLDINGS, LLC

                              By: /s/ Don H. Barden
                                  --------------------------------------
                                  Name:  Don H. Barden
                                  Title: Manager


                              MAJESTIC INVESTOR CAPITAL CORP.

                              By: /s/ Don H. Barden
                                  --------------------------------------
                                  Name:  Don H. Barden
                                  Title: Manager


                              BARDEN NEVADA GAMING, LLC

                              By: /s/ Don H. Barden
                                  --------------------------------------
                                  Name:  Don H. Barden
                                  Title: Manager


                              BARDEN MISSISSIPPI GAMING, LLC

                              By: /s/ Don H. Barden
                                  --------------------------------------
                                  Name:  Don H. Barden
                                  Title: Manager


                              BARDEN COLORADO GAMING, LLC

                              By: Don H. Barden
                                  --------------------------------------
                                  Name:  Don H. Barden
                                  Title: Manager


                              THE BANK OF NEW YORK,
                              as Secured Party

                              By: /s/ Robert A. Massimillo
                                  --------------------------------------
                                  Name:  Robert A. Massimillo
                                  Title: Vice President



Security Agreement

                                                                       EXHIBIT A
                                                TO PLEDGE AND SECURITY AGREEMENT


                            FORM OF PLEDGE SUPPLEMENT

      This PLEDGE SUPPLEMENT, dated [MM/DD/YY], is delivered pursuant to the Pledge and Security Agreement, dated as of December __, 2001 (as it may be from time to time amended, restated, modified or supplemented, the "SECURITY AGREEMENT"), among Majestic Investor Holdings, LLC, Majestic Investor Capital Corp., the other Debtors named therein, and The Bank of New York, as Secured Party. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

      Debtor hereby confirms, as of the date first written above, the grant to Secured Party set forth in the Security Agreement of, does hereby grant to Secured Party, a security interest in all of Debtor's right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Debtor now has or hereafter acquires an interest and wherever the same may be located and hereby agrees, as of the date first above written, to continue to be bound as a Debtor by all of the terms and provisions of the Security Agreement, as supplemented by this Pledge Supplement. Debtor hereby makes each representation, warranty and covenant set forth in
Section 4 of the Security Agreement and hereby represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

            IN WITNESS WHEREOF, Debtor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].


                                    [NAME OF DEBTOR]


                                    By:_____________________________
                                       Name:
            Title:

                                                                       EXHIBIT B
                                                TO PLEDGE AND SECURITY AGREEMENT


                             FORM OF PLEDGE JOINDER

      This PLEDGE JOINDER, dated [MM/DD/YY], is delivered pursuant to the Pledge and Security Agreement, dated as of December __, 2001 (as it may be from time to time amended, restated, modified or supplemented, the "SECURITY AGREEMENT"), among Majestic Investor Holdings, LLC, Majestic Investor Capital Corp., the other Debtors named therein, and The Bank of New York, as Secured Party. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto

      SECTION 1. GRANT OF SECURITY INTEREST. The undersigned hereby grants to Secured Party a security interest and continuing lien on all of its right, title and interest in, to and under all personal property of the undersigned that may be perfected by the filing of UCC financing statements in the appropriate jurisdictions, including without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement, in each case whether now owned or existing or hereafter acquired or arising and wherever located (the undersigned's "COLLATERAL"), subject to the same limited exclusions set forth in the Security Agreement including all applicable Gaming Laws.

      SECTION 2. SECURITY FOR OBLIGATIONS. The grant of security interest and continuing lien under this Pledge Joinder secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section362(a) (and any successor provision thereof)), of all Obligations of each Debtor.

      SECTION 3. SUPPLEMENTS TO SECURITY AGREEMENT SCHEDULES. The undersigned has attached hereto supplemental Schedules 4.1, 4.2, 4.4, 4.5 and 4.6 to Schedules 4.1, 4.2, 4.4, 4.5 and 4.6, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement and are complete and correct in all material respects.

      SECTION 4. REPRESENTATIONS AND WARRANTS AND COVENANTS. The undersigned hereby makes each representation and warranty and covenant set forth in Section 4 of the Security Agreement (as supplemented by the attached supplemental schedules) to the same extent as each other Debtor.

      SECTION 5. OBLIGATIONS UNDER THE SECURITY AGREEMENT. The undersigned hereby agrees, as of the date first above written, to be bound as a Debtor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Debtors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an "Additional Debtor" or a "Debtor" shall also mean and be a reference to the undersigned.

      The terms of Sections 11.11, 11.12, 11.13 and 11.14 of the Security Agreement are hereby incorporated by reference.

      IN WITNESS WHEREOF, the undersigned has caused this Pledge Joinder to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].


                                    [NAME OF ADDITIONAL DEBTOR]


                                    By:_____________________________
                                       Name:
                                       Title:

                                                      SUPPLEMENT TO SCHEDULE 4.1
                                                TO PLEDGE AND SECURITY AGREEMENT

Additional Information:


(A) Full Legal Name, Jurisdiction of Organization and Chief Executive Office of each Debtor:

                                                 Jurisdiction of      Chief Executive
Full Legal Name      Type of Organization        Organization             Office


(B) Other Names (including any Trade-Name or Fictitious Business Name) under which each Debtor has conducted Business for the past Five (5) Years:

Full Legal        Trade Name or Fictitious
Name              Business Name



(C) Financing Statements:

Name of Debtor                            Filing Jurisdiction(s)

                                                      SUPPLEMENT TO SCHEDULE 4.2
                                                TO PLEDGE AND SECURITY AGREEMENT


Additional Information:


Name of Debtor                            Location of Equipment and Inventory

                                                      SUPPLEMENT TO SCHEDULE 4.4
                                                TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Pledged Stock:



Pledged Partnership Interests:



Pledged LLC Interests:



Pledged Trust Interests:



Pledged Debt:



Securities Account:



Commodities Accounts:

                                                      SUPPLEMENT TO SCHEDULE 4.5
                                                TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

(A)   Copyrights

(B)   Copyright Licenses

(C)   Patents

(D)   Patent Licenses

(E)   Trademarks

(F)   Trademark Licenses

(G)   Trade Secret Licenses

(H)   Intellectual Property Matters

                                                      SUPPLEMENT TO SCHEDULE 4.6
                                                TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Debtor                                  Commercial Tort Claims